EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

ATARA BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

1	Equity	Common stock, $0.0001 par value	Rule 457(h)	155,000	$12.30	$1,906,500.00	0.00015310	$291.89

Total Offering Amounts:						$1,906,500.00		$291.89

Total Fee Offsets:								$—

Net Fee Due:								$291.89

Offering Note

1

(a)

Atara Biotherapeutics, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement to register the offer and sale of an additional 155,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the Atara Biotherapeutics, Inc. 2024 Equity Incentive Plan (the “2014 Plan”) pursuant to the share recycling provisions set forth in Section 3(b) of the 2024 Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares as may become issuable pursuant to the provisions of the 2024 Plan relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(b)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of the Common Stock reported on The Nasdaq Stock Market LLC on January 15, 2025.